UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2017

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 8.01 Other Events.

Entry into Letter of Intent with CytoBioscience, Inc.

On July 21, 2017, Skyline Medical Inc. (the “Company,” “we,” or “our”) entered into a letter of intent with CytoBioscience, Inc., pursuant to which our wholly owned subsidiary would merge with and into CytoBioscience. After such merger, CytoBioscience would be our wholly owned subsidiary. CytoBioscience creates and manufactures devices used in human cell research focused on new therapeutic drug development and has a well-known scientific and technical staff, collaborative partnerships with leading pharmaceutical companies and strategic alliances with key groups and academic institutions

In consideration of the merger, we would issue to CytoBioscience’s stockholders (i) shares of our common stock equal to 19.8% of our outstanding shares at the time of the merger (less the amount of our shares that are subject to option agreements with employees of CytoBioscience issued or assumed by us at the time of the merger), (ii) shares of Class C Preferred Stock, (iii) shares of Class D Preferred Stock; and (iv) shares of Class E Preferred stock. The Class C, Class D and Class E Preferred Stock issued in the merger will be non-convertible, non-voting shares (subject to limited, customary protective provisions), and the Class C and Class D Preferred Stock will have a liquidation preference. The Preferred Stock will be subject to such other rights and preferences agreed upon by us and CytoBioscience. The parties intend to consummate the merger prior to September 30, 2017.

The letter of intent contemplates that our Board of Directors will now consist of seven directors, and CytoBioscience will have the right to designate two persons to our Board of Directors, and James Garvin, Ph.D., will become our president. Our officers will continue to remain in the same offices after the closing of the merger.

Completion of the merger is subject to execution of a definitive merger agreement and certain conditions to closing, including the receipt of all approvals and consents of governmental bodies, lenders, lessors and third parties, no material adverse changes in the business of CytoBioscience prior to the closing, no pending or threatened litigation regarding the merger, appropriate employment and inducement agreements are executed with employees of CytoBioscience, conversion of all debt and warrants of CytoBioscience into the right to receive the merger consideration, approval by the stockholders of CytoBioscience of the merger, and other customary conditions.

On August 1, 2017, Skyline Medical Inc. issued a press release announcing the letter of intent. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference. The above description of the letter of intent is qualified in its entirety by reference to the letter of intent, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Updated Risk Factors

An updated set of risk factors for Skyline Medical Inc. is filed as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference. This disclosure updates our publicly available risk factors, previously disclosed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 to take into account risks related to our proposed merger transaction with CytoBioscience, Inc. and other updates.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated August 1, 2017

99.2	Binding Letter of Intent with CytoBioscience, Inc. dated July 21, 2017

99.3	Risk Factors Updated Through August 1, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

skyline medical inc.
By:	/s/ Bob Myers
Name: Bob Myers Title: Chief Financial Officer

Date:  August 1, 2017